UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐
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☐	Soliciting Material Pursuant to §240.14a-12

Rainmaker Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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RAINMAKER SYSTEMS, INC.
CONSENT SOLICITATION STATEMENT

TO THE STOCKHOLDERS OF RAINMAKER SYSTEMS, INC.:
The Board of Directors of Rainmaker Systems, Inc., a Delaware corporation (the “Company,” "we," "us" or "our"), is soliciting your consent on behalf of the Company to a proposal, which has been approved by the Board of Directors subject to stockholder approval. As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve an amendment to our Certificate of Incorporation to increase the authorized number of shares of our common stock (the “Proposal”).
We are soliciting your approval of this Proposal by written consent in lieu of a meeting of stockholders because the Board of Directors believes that it is in the best interests of the Company and our stockholders to solicit such approval in the most cost-effective manner. A form of written consent is enclosed for your use.
We intend to mail this consent solicitation statement and accompanying form of written consent on or about April __, 2015. The Board of Directors has fixed a record date of April __, 2015 (the “Record Date”) for determination of our stockholders entitled to give written consent with respect to the Proposal.
The written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date is required to approve the Proposal.
Your consent is important regardless of the number of shares of stock that you hold. Although the Board of Directors has approved the Proposal, the Proposal requires the approval by the vote of stockholders holding a majority of the voting power of our outstanding common stock as of the Record Date.
Our Board of Directors unanimously recommends that you consent to the Proposal. We will be authorized to effect the action described in the Proposal when we have received consents from stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date. If you approve of the Proposal, please provide your consent using one of the following three methods:

•	On-line: go to www.proxyvote.com

•	By telephone: 1-800-454-8683

•	By mail: using the enclosed voting card and business reply envelope

We kindly request receipt of your consent to the Proposal by May __, 2015.

Sincerely,

The Board of Directors of Rainmaker Systems, Inc.

CONSENT PROCEDURE

General
As discussed in more detail in this consent solicitation statement, we are asking our stockholders to approve by written consent a proposal for an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock (the “Proposal”). Our Board of Directors approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock on April __, 2015, conditioned upon receipt of our stockholders’ approval.
Voting; Record Date; Vote Required
Only holders of record of our common stock on the Record Date will be entitled to consent to the Proposal. On the Record Date there were __________ shares of our common stock, par value $0.001, issued and outstanding, and there were no shares of our preferred stock, par value $0.001, issued and outstanding. Each share of our common stock is entitled to one vote on the Proposal.
The Proposal will be approved by our stockholders if we receive the written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date. A written consent form that has been signed, dated and delivered to us with the “FOR” box checked will constitute consent for the Proposal, as will an affirmative response when voting on-line or by telephone. A written consent form that has been signed, dated and delivered to us with the “AGAINST” or “ABSTAIN” boxes checked or without any of the boxes checked will be counted as a vote against the Proposal, as will an "AGAINST" or "ABSTAIN" response when voting on-line or by telephone. A non-response will be counted as a vote against the Proposal.
Consents will remain effective unless and until revoked by written notice of revocation dated, signed and delivered to us before the time that we have received written consent of stockholders representing a majority of the voting power of our outstanding common stock as of the Record Date.
SECTION 228(c) OF THE GENERAL CORPORATION LAW OF DELAWARE REQUIRES THAT EACH CONSENT HAS A DATED SIGNATURE OF EACH STOCKHOLDER WHO SIGNS THE CONSENT. AN UNDATED CONSENT CANNOT BE USED. In addition, under Section 228(c), none of the consents will be effective to approve the Proposal unless consents from holders of record on the Record Date representing a majority of the voting power of our outstanding common stock have been received within the 60-day period following the first dated consent which is received with respect to such proposal (the “Consent Solicitation Period”). The consent card provided may be executed by the record holder or pursuant to authority given by the written proxy of any record holder. Section 228(d)(1) also allows for on-line or telephone consent to be granted provided that the corporation can confirm both the date of on-line or telephone consent and that the stockholder or other authorized person granted the consent.
If you approve of the Proposal, please provide consent using one of the following three methods:

•	On-line: go to www.proxyvote.com

•	By telephone: 1-800-454-8683

•	By mail: using the enclosed voting card and business reply envelope

We kindly request receipt of your consent to the Proposal by May __, 2015.

Expense of Consent Solicitation
We will pay the expense of soliciting the consents and the cost of preparing, assembling and mailing material in connection therewith. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, approved electronic media or personal solicitation by a Company director, officer, or regular employee.

PROPOSAL

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 50,000,000 TO 500,000,000 SHARES

Requirement for Increase in Authorized Common Stock
Introduction
Our Certificate of Incorporation currently authorizes the issuance of fifty million (50,000,000) shares of common stock, par value $0.001 per share, and five million (5,000,000) shares of preferred stock, par value $0.001 per share.
As previously disclosed in our Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2014, and January 29, 2015, the Company entered into a Purchase Agreement on July 15, 2014, which was subsequently amended on January 29, 2015 (as so amended, the “Purchase Agreement”) with certain investors pursuant to which we agreed to issue units each consisting of (i) a secured convertible promissory note in the face amount of $1.00, (ii) a supplemental secured promissory note in the face amount of $0.50 and (iii) warrants to purchase up to five shares of the Company’s common stock (collectively, the “Financing Transaction”). On July 15, 2014, we completed an initial closing of the Financing Transaction for the sale of 2,550,000 units, representing gross proceeds to us of $2,550,000 and net proceeds of approximately $2,275,000 after deducting fees and estimated expenses payable by us. On August 12, 2014, we completed a second closing of the Financing Transaction for the sale of 450,000 units, representing gross proceeds to us of $450,000 and net proceeds of approximately $415,000. On August 22, 2014, we completed a third closing of the Financing Transaction for the sale of 90,000 units, representing gross proceeds to us of $90,000 and net proceeds of approximately $84,000. On January 29, 2015, we completed a fourth closing of the Financing Transaction for the sale of 810,000 units, representing gross proceeds to us of $810,000 and net proceeds of approximately $780,000 after deducting fees and estimated expenses payable by us. The Company issued an aggregate of 3,900,000 units in all four closings. The Company used the net proceeds of the Financing Transaction to repay its outstanding indebtedness owing to Comerica Bank and Agility Capital II, LLC, for general corporate purposes, including working capital, and to make a settlement payment to a former merchant customer. The convertible notes and supplemental notes are secured by substantially all of the Company’s assets.
The convertible notes may be converted into shares of our common stock at a conversion rate of $0.20 per share, subject to the availability of a sufficient number of authorized shares of our common stock to permit such conversion. The warrants may be exercised into shares of our common stock at an exercise price of $0.04 per share, subject to the availability of a sufficient number of authorized shares of our common stock to permit such exercise. The conversion in full of all of the convertible notes and the exercise of all of the warrants issued in the Financing Transaction, plus the exercise of warrants granted as compensation to Scarsdale Equities LLC as placement agent for the Financing Transaction, will require the availability of 40,176,000 authorized shares of our common stock.
Under the terms of the Purchase Agreement, we are required to increase the number of authorized shares of our common stock by no later than September 30, 2015 in an amount sufficient to allow the full conversion and full exercise of all convertible notes and warrants issued in the Financing Transaction. Our failure to increase the number of our authorized shares of common stock by such amount and by such date would constitute an event of default under the convertible notes and supplemental notes. If we are not able to comply with such requirement, or if any other event of default otherwise occurs, our outstanding note balances could become due and payable immediately and our noteholders could pursue remedies against us, including a foreclosure sale of our assets.
In addition, in order to meet our operating requirements, we will need to raise additional capital from outside third parties. We are pursuing a plan to achieve profitable operations through a combination of increased sales and decreased expenses. There can be no assurance that we will be successful in achieving profitable operations or obtaining third party capital. We do not have adequate cash or financial resources to operate for the next twelve months without raising significant additional capital, which raises substantial doubt about our ability to continue as a going concern.
Current Use of Shares
As of April __, 2015, we have 42,254,829 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. We also have 1,324,377 common shares held as Treasury stock, and we have reserved 6,245,197 shares of common stock for stock options and warrants, excluding the warrants issued in the Financing Transaction referenced above. This leaves only 175,597 shares of common stock available for future issuance.
We will require additional shares of common stock for the purposes discussed above, and, accordingly, we are soliciting consents to authorize an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock that we can issue from 50,000,000 shares to 500,000,000 shares. If the amendment to our Certificate of Incorporation is approved by our stockholders, the shares in excess of those required to be reserved for issuance upon conversion or exercise of currently outstanding convertible notes, options and warrants may be issued by the Company for various purposes. Our Board of Directors has determined that it will be necessary to raise additional capital to fund the Company’s working capital needs, which could occur, if at all, through the sale of additional shares of our common stock. Our Board of Directors may also determine that it is necessary or appropriate to issue additional shares of common stock to make acquisitions, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers or for other purposes. The availability of additional shares of common stock is important in the event that the Board of Directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock.
Form of Amendment of Certificate of Incorporation
The Board of Directors of the Company resolved on April __, 2015 to adopt the following resolution amending the Certificate of Incorporation of the Company, subject to the approval of a majority of the outstanding common stock, and further resolved that the amendment is advisable and should be recommended to the stockholders for their approval.
Resolved, that Article IV of the Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 18, 2006, be amended by revoking in its entirety the first paragraph of said Article IV and substituting the following in its place:
“The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that the Corporation is authorized to issue is Five Hundred Five Million (505,000,000). Five Hundred Million (500,000,000) shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shall be Preferred Stock, par value $0.001 per share.”
The form of amendment to our Certificate of Incorporation (the “Amendment”) is attached hereto as Exhibit A.
Purpose and Effectiveness of the Proposed Amendment
The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue common stock for a variety of corporate purposes, such as to permit conversion of the existing convertible notes and exercise of the associated warrants, to raise capital, to make acquisitions, to effect future stock splits and stock dividends and to adopt additional employee benefit plans and employee stock incentive plans or to reserve additional shares for issuance under such plans.
Other than as described in the Introduction above, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional common stock for any purposes. No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the common stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.
The Amendment will become effective upon filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State. However, the Board retains discretion under Delaware law not to implement the Amendment. If the Board exercised such discretion, the number of authorized shares of capital stock of the Company would remain at current levels.
Dilution
If the Board of Directors elects to issue additional shares of common stock, or if the Company’s existing convertible notes or warrants are converted or exercised, such issuance would have a dilutive effect on the relative voting power of current stockholders. The issuance of additional shares of common stock could also have the effect of diluting earnings per share and book value per share, which could adversely affect the Company’s existing stockholders. The issuance of additional shares of common stock (or even the potential issue) may have a depressive effect on the market price of the Company's securities. Also, the issuance of additional shares of common stock, or options or warrants or other convertible instruments to purchase such shares, could have a dilutive effect on stockholders' equity in the Company and reduce existing stockholders' rights to the net assets of the Company upon dissolution.
If the holders of the Company’s convertible notes and warrants issued in the above-referenced Financing Transaction were to elect to convert and exercise in full their convertible notes and warrants into common stock of the Company at a conversion rate of $0.20 per share and a warrant exercise price of $0.04 per share, as presently provided in the convertible notes and warrants, such conversion and exercise would result in such holders, as a group, acquiring 40,176,000 shares of our common stock, or approximately 48.7% of our outstanding shares after giving effect to such conversion and exercise, based on 42,254,829 shares of our common stock outstanding as of April __, 2015. Accordingly, any conversion or exercise of the convertible notes and warrants in full or in any significant part would have a substantial dilutive effect on our existing stockholders.

Anti-Takeover Effect
Issuing additional shares of common stock may have the effect of delaying or preventing a change of control of the Company. The Company’s authorized but unissued common stock could be issued in one or more transactions that would make more difficult or costly, and less likely, a takeover of the Company. In addition to financing purposes, the Company could issue shares of common stock or a series of preferred stock that may, depending on the amount of such common stock or the terms of such series of preferred stock, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy content or other means. The Board of Directors might, when it is determined to be in the best interest of the stockholders, create voting, including class voting, or other impediments to obtaining control of the Company. The Amendment to the Certificate of Incorporation is not in response to any specific effort of which the Company is aware to obtain control of the Company, and the Board of Directors has no present intention to use the additional shares of common stock in order to impede a takeover attempt.
Preemptive and Dissenting Rights
Under the Company’s Certificate of Incorporation and Delaware law, holders of the outstanding common stock have no preemptive rights to purchase or to subscribe to the additional shares authorized by the Amendment and have no dissenting or appraisal rights with respect to the proposed Amendment.
Effect on Registration of Common Stock Under the Securities Exchange Act of 1934
Our common stock is currently registered under the Securities Exchange Act of 1934. An increase in the authorized number of shares of common stock would not affect the registration of our common stock under the Securities Exchange Act of 1934. After the increase in the authorized number of shares of common stock, our common stock would continue to be quoted on the Financial Industry Regulatory Authority’s Over-the-Counter Bulletin Board market.
Effect on Voting Rights of, and Dividends on, Common Stock
Proportionate voting rights and other rights of the holders of common stock would not be affected by the increase in the authorized number of shares of common stock by itself. The percentage of outstanding shares owned by each stockholder prior to the increase in the authorized number of shares of common stock will remain the same immediately after the increase, unless or until additional shares of common stock are issued by the Company as described above. For example, generally, a holder of two percent of the voting power of the outstanding shares of common stock immediately prior to the effective time of the increase in the authorized number of shares of common stock would continue to hold two percent of the voting power of the outstanding shares of common stock immediately after the increase in the authorized number of shares of common stock. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future. Therefore, we do not believe that an increase in the authorized number of shares of common stock would have any effect with respect to future distributions, if any, to our stockholders.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth certain information as of April 15, 2015, regarding the beneficial ownership of our common stock by (i) each person, to our knowledge, who is known by us to beneficially own more than five percent of our common stock, (ii) each named executive officer, (iii) each of our directors, and (iv) all of our directors and executive officers as a group. This table lists applicable percentage ownership based on 42,254,829 shares of Common Stock outstanding as of April 15, 2015. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options or warrants that are exercisable currently or within 60 days of April 15, 2015, are deemed to be outstanding and beneficially owned by the person for the purpose of computing share and percentage ownership of that person. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, all addresses for the stockholders set forth below is c/o Rainmaker Systems, Inc., 1821 S. Bascom Ave #385 Campbell, California 95008.

Name of Beneficial Owner	Number of Shares Beneficially Owned (Including the Number of Shares Shown in the Second Column)	Number of Shares Owned as a Result of Options and Warrants Exercisable Within 60 Days of April 24, 2015		Percentage of Shares Outstanding
Paul van Riel	13,644,331	10,500,000	(1)	16.6%
Abraham Hannink and E.E. Hannink-Trimbos JTWROS	10,500,000	10,500,000	(1)	12.7%
Tiburon Opportunity Fund L.P.	4,375,000	4,375,000	(2)	5.3%
Terence Lydon	246,085	42,083		*
Bryant Tolles, III	118,750	118,750	(3)	*
All Directors & Officers as a group	364,835	160,833		*
___________________
*    Less than 1%.

(1)	Includes warrants to purchase 5,250,000 shares and 5,250,000 shares issuable upon conversion of $1,050,000 of convertible notes at a conversion rate of $0.20 per share.

(2)	Includes warrants to purchase 2,187,500 shares and 2,187,500 shares issuable upon conversion of $437,500 of convertible notes at a conversion rate of $0.20 per share.

(3)	Includes warrants to purchase 25,000 shares and 25,000 shares issuable upon conversion of $5,000 of convertible notes at a conversion rate of $0.20 per share.

Section 16(a) Beneficial Ownership Reporting Compliance
Our directors, officers and persons who hold more than ten percent (10%) of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with, except as follows:

•	Terence Lydon, Chief Executive Officer, has not made Form 3 and subsequent Form 4 filings for ownership interests detailed in the preceding table;

•	Bryant Tolles, III, Chief Financial Officer, has not made Form 3 and subsequent Form 4 filings for ownership interests detailed in the preceding table

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of our company at any time since the beginning of our fiscal year ended December 31, 2014 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon, except that Bryant Tolles III, our Chief Financial Officer and a director of the Company, holds 5,000 units that were purchased in the Financing Transaction referenced above.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request "householding" of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

We have not yet set a date for our 2015 annual meeting of stockholders (the “2015 Annual Meeting”). In accordance with Rule 14a-8 promulgated under the Exchange Act, the date by which stockholder proposals must be received by the Company for inclusion in our Proxy Statement and form of proxy for the 2015 Annual Meeting is a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Corporate Secretary, Rainmaker Systems, Inc., 1821 S. Bascom Ave #385, Campbell, California 95008.

In accordance with our Bylaws, proposals of stockholders of the Company that are not to be included in our proxy statement pursuant to Rule 14a-8 and are intended to be presented by such stockholders at the 2015 Annual Meeting must be received by us not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting of stockholders or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The proxy solicited by the Board of Directors for the 2015 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder, and required or permitted to be voted on, at that meeting for which the Company has not been provided with notice in accordance with the foregoing.

INCORPORATION OF FINANCIAL INFORMATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement the following documents previously filed with the Commission, which means that we can disclose important information to you by referring you to those documents:

•
the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on April 1, 2014, which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

•
the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 filed on May 15, 2014, August 14, 2014 and November 19, 2014, respectively, which contain unaudited interim financial statements; and

•	the Company’s Form 12b-25 filed on April 1, 2015.

We will forward these items if requested through U.S. mail or electronically to stockholders being solicited and will be posting these items on our website for you to read and print. You may request an additional copy of these filings at no cost, by writing or telephoning us at the following address:

RAINMAKER SYSTEMS, INC.
1821 S. Bascom Ave #385
Campbell, CA 95008
(408) 659-1799

The form of written consent and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

/s/ Bryant Tolles, III
Bryant Tolles, III
Chief Financial Officer & Secretary and Director
April __, 2015

WRITTEN CONSENT SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS
OF RAINMAKER SYSTEMS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAINMAKER SYSTEMS, INC. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.

The undersigned, without the formality of convening a meeting, does hereby consent with respect to all of shares of common stock of Rainmaker Systems, Inc. held by the undersigned to the adoption of the proposal set forth below:

To amend Article IV of the Certificate of Incorporation of the Company to increase the number of shares of authorized common stock from 50,000,000 shares, par value $0.001 per share, to 500,000,000 shares, par value $0.001, as described in the accompanying Consent Solicitation Statement of the Company dated April __, 2015.

The Board of Directors Recommends a Vote FOR the Proposal.

[MARK ONLY ONE OF THE FOLLOWING THREE BOXES]
☐	FOR	☐	AGAINST	☐	ABSTAIN

The undersigned represents that the undersigned owns the following number of shares of common stock of Rainmaker Systems, Inc. (please insert number): _________________.

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:
Stockholder Name (printed):
Signature:
Title (if applicable):
Signature (if held jointly):
Title (if applicable):

IMPORTANT: PLEASE PROVIDE YOUR WRITTEN CONSENT PROMPTLY BY ONE OF THE FOLLOWING METHODS:

•	On-line: go to www.proxyvote.com

•	By telephone: 1-800-454-8683

•	By mail: using the enclosed voting card and business reply envelope